Exhibit 99.1

For Immediate Release

Wrigley Delivers Record First Quarter Sales and Earnings

CHICAGO – April 26, 2005 – The Wm. Wrigley Jr. Company (NYSE - WWY) today reported record sales and earnings for the first quarter of 2005. Global sales increased 17% to $950 million on worldwide shipment increases of 17%.  Net earnings for the quarter were $0.58 per share, up $0.09 or 18% from a year ago.

“We are pleased to have started the year with strong top and bottom line growth in the first quarter,” said Ron Waters, Chief Operating Officer. “Our core gum business performed well, the Joyco acquisition contributed to volume increases, and margins increased over the same period a year ago.”

Sales and Gross Margins

First quarter global sales grew by $138 million or 17% over the same quarter last year.  The sales increase was generated by strong performance of Wrigley’s core gum business, a 6% contribution from the Joyco acquisition that closed in the second quarter of last year, and a 3% contribution from translation of foreign currencies to a weaker U.S. dollar.

In EMEAI (principally Europe) sales were up 16%. Core business growth was solid, particularly in Eastern and Central European geographies including Russia and Ukraine. Joyco contributed over one third of the regional sales increase, and currency made a favorable contribution.

First quarter sales in North America were up 7% on solid shipment increases across the region. In the U.S., sales grew 5%, fueled by volume gains, particularly of the Orbit ®, Orbit ® White, and Extra ®brands. In Canada, strong shipment growth and the benefit of currency drove a 28% sales increase.

Asia delivered a 39% increase in sales on very strong volume growth. Positive business momentum in China continued with double-digit shipment increases for Doublemint ® and Extra.   Taiwan and Vietnam also experienced strong growth, while Joyco contributed one third of the sales gain in the region.

Continued…

Consolidated gross margin for the quarter was 56.6%, up 20 basis points from 56.4% a year ago, due primarily to favorable product costs, offset somewhat by the impact of the Joyco acquisition and its current margins.

Operating Profits and Net Earnings

Consolidated operating profits in the period grew by 19% versus the prior year.  Profitability in the quarter reflects global unit volume increases and currency benefits, moderated by continued investment in selling infrastructure, brand building, information technology and R&D. Consolidated net earnings of $131 million were up $20 million or 18% from the prior year.  On a per share basis, earnings for the quarter were $0.58, an increase of $0.09 or 18% with currency contributing 2 cents of the gain.

The Wrigley Company is a recognized leader in the confectionery field and the world’s largest manufacturer and marketer of chewing gum, with global sales of over $3.6 billion. The Company markets its world-famous brands in more than 180 countries. Those brands, a couple of which have been around for over 100 years, include Doublemint ®, Wrigley’s Spearmint ®, Big Red ®, Juicy Fruit ®, Winterfresh ®, Extra ®, Freedent ®, Hubba Bubba ®, Orbit ®, Excel ®, Eclipse ®, Airwaves ®, Alpine ®, Cool Air ®, and P.K. ®

We may from time-to-time, in this document or documents incorporate by reference into this document, discuss our expectations regarding future events.  Statements and financial disclosure contained herein and in the documents incorporated by reference herein that are not historical facts are forward-looking statements with the meaning of the Private Securities Litigation Reform Act of 1995.  These statements or disclosures may discuss goals, intentions and expectations as to future trends, plans, events, results of operations or financial conditions, or state other information relating to us, based on current beliefs of management as well as assumptions made by, and information currently available to, us.  Forward-looking statements generally will be accompanied by words such as “anticipate”, “believe”, “could”, “estimate”, “forecast”, “intend”, “may”, “possible”, “potential”, “predict”, “project” or other similar words, phrases or expressions.  Although we believe these forward-looking statements are reasonable, they are based upon a number of assumptions concerning future conditions, any or all of which may ultimately prove to be inaccurate.  Forward-looking statements involve a number of risks and uncertainties that could cause actual results to vary.  Some of the important factors that could cause actual results to differ materially form the forward-looking statements are set forth in Exhibit 99(i) to the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, such list not being all inclusive, and are incorporated herein by reference.

FROM:	WM. WRIGLEY JR. COMPANY
Christopher Perille, Senior Director – Corporate Communications
Phone: (312) 645-4077

Kelly McGrail, Director – Corporate Communications
Phone: (312) 645-4754

STATEMENT OF CONSOLIDATED EARNINGS OF
WM. WRIGLEY JR. COMPANY

	Three Months Ended March 31,

	2005	2004

Net sales	$950,390,000	$812,151,000
Cost of sales	412,757,000	353,766,000

Gross profit	537,633,000	458,385,000

Selling, general and administrative expense	345,426,000	296,716,000

Operating income	192,207,000	161,669,000

Investment income	3,866,000	2,495,000
Other expense	(2,694,000)	(954,000)

Earnings before income taxes	193,379,000	163,210,000

Income taxes	62,365,000	52,227,000

Net earnings	$131,014,000	$110,983,000

Net earnings per average share of common stock (basic and diluted)[a]	$0.58	$0.49

Average number of shares outstanding for the period	224,883,785	224,794,992

a Per share calculations based on the average number of shares outstanding for the period.